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                                                                EXHIBIT 3.(I)(C)

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        OCCIDENTAL PETROLEUM CORPORATION


         Occidental Petroleum Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of the Corporation on February 18, 1999, at which a quorum was present and acted throughout, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation to permit the number of directors to be determined from time to time in the manner provided in the By-laws (the "Amendment"), declaring the Amendment to be advisable, and directing that the Amendment be considered at the next annual meeting of the stockholders of the Corporation.

         SECOND: That thereafter on April 30, 1999, the 1999 annual meeting of the Corporation was duly held in accordance with the by-laws of the Corporation and the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares of stock as required by statute were voted in favor of the following resolution adopting the Amendment:

              NOW, THEREFORE, BE IT RESOLVED, that Paragraph A of Article VI of the Restated Certificate of Incorporation, as amended, of this Corporation be amended so that in its entirety the said Section A shall read as set forth below:

              "A. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in such manner as may be provided in, the By-laws of the Corporation. All directors shall be of one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. In no case will a decrease in the number of directors shorten the term of any incumbent director. Each director shall hold office after the annual meeting at which his term is scheduled to end until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, disqualification or removal from office. Any newly created directorship resulting from an increase in the number of directors or any other vacancy on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director.
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              "Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation applicable thereto, and such directors so elected shall be in addition to the number of directors provided for in the By-laws of the Corporation."

         THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by Donald P. de Brier, its Executive Vice President and Secretary, this 30th day of April, 1999.

                                           By /s/ DONALD P. DE BRIER
                                              --------------------------
                                                 Donald P. de Brier
                                                 Executive Vice President
                                                 and Secretary